Exhibit 99.1

Worthington Finalizes Steel Processing Joint Venture in China

COLUMBUS, OH--(Marketwired - Oct 18, 2013) - Worthington Industries, Inc. (NYSE: WOR) announced today it has finalized its agreement with Nisshin Steel Co., Ltd. (Nisshin) and Marubeni-Itochu Steel Inc. (MISI) forming a joint venture called Zhejiang Nisshin Worthington Precision Specialty Steel Co., Ltd. Located near Shanghai, China, the joint venture will produce cold rolled strip steel primarily for the automotive industry. Worthington owns a 10 percent stake in the joint venture with the option to increase ownership and Japanese partners Nisshin and MISI own 55 and 35 percent respectively.

The facility will be located in Pinghu City, Zhejiang, China, approximately 45 miles outside of Shanghai. Construction is expected to begin immediately following government approval with production expected to begin in the fourth quarter of 2015.

About Nisshin Steel Co., Ltd. (Nisshin)
Nisshin, formed in 1959, is a Japanese integrated steelmaker specializing in light-gauge sheet products. The company has a long history and superior technical expertise in the field of surface-treated products. Nisshin is a leading manufacturer of coated steel, cold rolled special steel strip and cold rolled stainless steel with locations in Asia and North America.

About Marubeni-Itochu Steel Inc. (MISI)
MISI, formed in 2001 as a 50/50 joint venture between Japanese general trading companies ITOCHU Corporation and Marubeni Corporation, is a leading iron and steel company set up as a general producer geared to iron and steel distribution in the modern era. It integrates information, distribution, finance and human resources using a global network that combines the capabilities of its two parent companies. MISI, and its subsidiaries, have more than 100 offices both within and outside Japan. MISI currently partners with Worthington Industries in the Clarkwestern Dietrich Building Systems joint venture.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 82 facilities in 11 countries.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com